SHAREHOLDER LETTER Q1 2023

Q1 2023

Q1 2023 Results

	Q1
(in millions, except percentages)	2022	2023	YoY Change

Revenue	$142.6	$111.6	(22)%
Transaction Value [1]	$239.0	$193.2	(19)%

Gross Profit	$21.7	$18.4	(15)%
Contribution [1]	$23.6	$21.4	(9)%

Net (Loss)	$(9.8)	$(14.6)	48%
Adjusted EBITDA [1]	$7.1	$7.3	2%

__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q1 2023

Executive Summary
The year got off to a promising start, as our first quarter results were above the midpoints of our guidance ranges across all metrics, and we saw the early indicators of a recovery in our Property & Casualty (P&C) insurance vertical. First quarter Transaction Value in our P&C insurance vertical was up 108% sequentially, driven primarily by a strong step-up in marketing spend by our largest P&C carrier, as well as by the typical seasonal volume increase. Despite the sequential improvement in our P&C vertical, overall Transaction Value declined 19% year over year as most P&C carriers continued to curtail marketing investments while working to restore underwriting profitability. We nonetheless grew Adjusted EBITDA year over year as our cost management efforts resulted in savings that more than offset the impact of the lower revenue. These results clearly demonstrate why we expect to see rapid and significant improvement in our top and bottom line results when a broad-based recovery in P&C carrier marketing investment occurs.

While we experienced positive momentum in the first quarter, this quickly reversed in the final days of March. The same carrier that helped drive our first quarter results has since pulled back significantly in marketing investment after experiencing higher than expected loss ratios. We believe there were several underlying factors, including ongoing loss cost inflation and unfavorable prior year reserve developments. We fully expect this carrier to resume spending in our channel once these near-term profitability concerns have been addressed, as online marketplaces like ours have been a significant contributor to both the industry’s and their direct policy growth in recent years. As a result of this pullback, our second quarter guidance assumes a roughly 40% to 50% year-over-year decline in our P&C insurance vertical Transaction Value.

Regarding our Health insurance vertical, revenue increased 8% year over year, in line with our expectations. As a reminder, we typically see a sequential decline in first quarter revenue from our Health vertical, as the fourth quarter generally represents approximately 40% of full year revenue due to the timing of the Medicare Annual Enrollment Period (AEP) and Affordable Care Act Open Enrollment Period (OEP). Longer term, Medicare Advantage continues to be a strategically important market for our partners, and we expect to see strong carrier demand and continued growth in our Medicare business in the years to come.

Operational and financial discipline remain key focus areas while navigating our way through this extraordinary underwriting cycle. We recently made the difficult decision to reduce our workforce by 16%, resulting in a reduction to our cash expenses of approximately $5.7 million annually. Our balance sheet continues to be healthy, and we generated positive cash flow from operations in the first quarter. From an overall capital deployment standpoint, our near-term priority is reducing net debt, and we expect to remain in compliance with the financial covenants under our credit facilities.

Despite the temporary setback we have encountered in the P&C recovery cycle, we fully expect that as our P&C partners are able to improve their profitability in the quarters to come, we will benefit from swift and meaningful recovery in our results, as we experienced both in the first quarter and coming out of previous hard market cycles. We continue to believe the secular consumer trend towards increased online insurance shopping will drive long-term Transaction Value growth as our partners leverage the unparalleled scale, transparency and efficiency of our marketplaces to acquire these consumers.

Q1 2023

Financial Discussion - Transaction Value and Revenue Metrics
Transaction Value declined 19% year over year to $193.2 million in Q1 2023, driven primarily by a 20% decline in the P&C vertical as most carriers continued to limit their marketing investments due to underwriting profitability concerns. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.
Transaction Value generated from our insurance verticals was $187.5 million in Q1 2023, down 15% year over year.
Transaction Value from our P&C insurance vertical declined 20% year over year to $117.9 million, driven by significant year-over-year reductions in customer acquisition spending by many of our carrier partners due to ongoing underwriting profitability concerns, offset in part by a year-over-year increase in Transaction Value from a major P&C carrier. Many of our carrier partners continue to experience higher-than-expected loss severity caused by elevated vehicle repair and replacement costs and overall inflationary pressures, and are continuing to significantly reduce their customer acquisition spending until underwriting results improve.
Transaction Value from our Health insurance vertical declined 1% year over year to $59.4 million, due primarily to slightly lower demand for leads and calls, particularly from brokers.
Transaction Value from our Life insurance vertical declined 18% year over year to $10.1 million, as one of our publisher partners, transacting primarily through our Private Marketplace, shifted focus away from the vertical.
Transaction Value from our Other vertical, which includes travel, education, and consumer finance, declined 69% year over year to $5.7 million, driven by the wind down of our education vertical, which was completed as of the beginning of Q3 2022.

Q1 2023

We generated $111.6 million of total revenue in Q1 2023, down 22% year over year, driven by lower revenue from our P&C insurance vertical.

Revenue by Vertical
($ in millions)
$157
$153
$162
$143
$103
$89
$124
$112
$34
$34
$73
$42
$33
$33
$79
$46
$109
$105
$78
$87
$58
$44
$35
$55
Q2’21
Q3’21
Q4’21
Q1’22
Q2’22
Q3’22
Q4’22
Q1’23
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical declined 37% year over year to $55.1 million in Q1 2023, driven by lower marketing budgets from the largest carriers due to the aforementioned profitability concerns, as well as a higher mix of transactions via our Private Marketplaces. This was driven by a larger share of transactions on our platform coming from our largest P&C demand partner, which utilizes our Private Marketplace option more extensively than average. While we recognize the full amount of Transaction Value from Open Marketplace transactions as revenue, in Private Marketplace transactions we recognize only our platform fee as revenue.
Revenue from our Health insurance vertical increased 8% year over year to $45.6 million in Q1 2023, driven by a higher mix of transactions via our Open Marketplace.
Revenue from our Life insurance vertical was essentially flat year over year at $7.1 million in Q1 2023, as mortality concerns related to COVID continued to ease and shopping activity decreased.
Revenue from our Other vertical, which consists of travel, education, and consumer finance, declined 36% year over year to $3.8 million in Q1 2023, driven by the 69% decline in Transaction Value. Revenue declined by a significantly lower percentage than Transaction Value due to our education vertical transacting primarily on the Private Marketplace, where revenue is recognized on a net basis.

Q1 2023

Financial Discussion - Profitability
Gross profit was $18.4 million in Q1 2023, a year-over-year decrease of 15%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $21.4 million in Q1 2023, a year-over-year decrease of 9%. Contribution Margin was 19.2% in Q1 2023, compared with 16.5% in Q1 2022. The increase in margin was driven by higher margins in our Health vertical as well as an increasing mix of Transaction Value coming from Supply and Demand Partners who transact via Private Marketplace deployments.
Net loss was $14.6 million in Q1 2023, compared with $9.8 million in Q1 2022, driven primarily by the $2.1 million year-over-year decrease in Contribution, an increase in interest expense of $2.2 million, and an impairment charge of $1.4 million on our cost method investment recognized during Q1 2023, offset in part by lower professional and accounting fees.
Adjusted EBITDA was $7.3 million in Q1 2023, a year-over-year increase of 2%. Adjusted EBITDA margin was 6.5%, compared with 5.0% in Q1 2022. The increase was due primarily to reductions in operating expenses, offset in part by year-over-year decreases in revenue and Contribution.

Q1 2023

Financial Discussion - Q2 2023 Outlook 1

	Q2 2023
Transaction Value [2]	$107 million	-	$122 million
Y/Y Growth	(41)%		(33)%

Revenue	$74 million	-	$84 million
Y/Y Growth	(28)%		(19)%

Adjusted EBITDA [2]	$0.5 million	-	$2.5 million
Y/Y Growth	(89)%		(44)%
Our guidance for Q2 2023 reflects a pullback in marketing spend by our largest P&C carrier partner as they look to address the key drivers of first quarter underwriting results and manage to full-year profitability targets. As a result, we expect second quarter Transaction Value in our P&C insurance vertical to decline year over year by 40% to 50%. In addition, we expect second quarter Transaction Value in our Health vertical to be roughly flat year over year.
Transaction Value: For Q2 2023, we expect Transaction Value to be in the range of $107 million - $122 million, a year-over-year decrease of 37% at the midpoint.
Revenue: For Q2 2023, we expect revenue to be in the range of $74 million - $84 million, a year-over-year decrease of 24% at the midpoint.
Adjusted EBITDA: For Q2 2023, we expect Adjusted EBITDA to be between $0.5 million and $2.5 million, a year-over-year decrease of 67% at the midpoint. We are projecting our operating expenses after Adjusted EBITDA add backs to be approximately $1.5 million lower than Q1 2023 levels, driven primarily by workforce reductions, and to remain at these levels in Q3 2023.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projection of Adjusted EBITDA under “Financial Discussion – Q2 2023 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss) because the Company is unable to predict with reasonable certainty the reconciling items that may affect net income (loss) without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q1 2023

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a driver of revenue, with differing revenue recognition based on the economic relationship we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, Transaction Value is equal to revenue recognized and revenue share payments to our supply partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
(in thousands)	2023	2022
Open Marketplace transactions	$107,659	$138,096
Percentage of total Transaction Value	55.7%	57.8%
Private Marketplace transactions	85,506	100,916
Percentage of total Transaction Value	44.3%	42.2%
Total Transaction Value	$193,165	$239,012
The following table presents Transaction Value by vertical for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
(in thousands)	2023	2022
Property & Casualty insurance	$117,924	$148,083
Percentage of total Transaction Value	61.0%	62.0%
Health insurance	59,412	60,255
Percentage of total Transaction Value	30.8%	25.2%
Life insurance	10,117	12,392
Percentage of total Transaction Value	5.2%	5.2%
Other	5,712	18,282
Percentage of total Transaction Value	3.0%	7.6%
Total Transaction Value	$193,165	$239,012

Q1 2023

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
(in thousands)	2023	2022
Revenue	$111,630	$142,599
Less cost of revenue	(93,262)	(120,881)
Gross profit	$18,368	$21,718
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	966	398
Salaries, wages, and related	1,047	656
Internet and hosting	150	104
Other expenses	172	127
Depreciation	11	6
Other services	715	530
Merchant-related fees	(4)	15
Contribution	$21,425	$23,554
Gross margin	16.5%	15.2%
Contribution Margin	19.2%	16.5%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models.

The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Clicks	78.7%	77.7%
Calls	12.9%	11.7%
Leads	8.4%	10.6%

Q1 2023

Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider useful information to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2023 and 2022.

	Three Months Ended March 31,
(in thousands)	2023	2022
Net (loss)	$(14,584)	$(9,848)
Equity-based compensation expense	14,341	13,773
Interest expense	3,576	1,359
Income tax expense	78	1,143
Depreciation expense on property and equipment	96	98
Amortization of intangible assets	1,729	683
Transaction expenses(1)	294	380
SOX implementation costs(2)	—	110
Impairment of cost method investment	1,406	—
Changes in TRA related liability(3)	6	(630)
Changes in Tax Indemnification Receivable(4)	(14)	—
Settlement of federal and state income tax refunds(5)	3	74
Legal expenses(6)	333	—
Adjusted EBITDA	$7,264	$7,142
(1)Transaction expenses consist of $0.3 million of legal, and accounting fees incurred by us for the three months ended March 31, 2023, in connection with a resale registration statement filed with the SEC. For the three months ended March 31, 2022, transaction expenses consist of $0.4 million of expenses incurred by us in connection with our acquisition of CHT.
(2)SOX implementation costs consist of $0.1 million of expenses for the three months ended March 31, 2022, for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b) for fiscal 2021.
(3)Changes in TRA related liability consist of immaterial expenses for the three months ended March 31, 2023, and $0.6 million of income for the three months ended March 31, 2022, due to a change in the estimated future state tax benefits and other changes in the estimate resulting in reductions of the TRA liability.
(4)Changes in Tax Indemnification Receivable consists of immaterial income for the three months ended March 31, 2023, related to a reduction in the tax indemnification receivable recorded in connection with the Reorganization Transactions. The reduction also resulted in a benefit of the same amount which has been recorded within income tax expense.
(5)Settlement of federal and state tax refunds consist of immaterial expenses and $0.1 million of expense incurred by us for the three months ended March 31, 2023 and 2022, respectively, related to a payment to White Mountains for state tax refunds for the period prior to the Reorganization Transactions related to 2020 tax returns. The settlement also resulted in a benefit of the same amount which has been recorded within income tax expense.
(6)Legal expenses of $0.3 million for the three months ended March 31, 2023, includes legal fees incurred in connection with a civil investigative demand received from the Federal Trade Commission (FTC) in February 2023.

Q1 2023

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our expectation of rapid and significant improvement in our top and bottom line results when a broad-based recovery in P&C carrier marketing investment occurs; our expectation of a resumption of growth in marketing investment by our largest P&C carrier partner when their underwriting profitability improves; our expectation that we will see strong carrier demand and continued growth from Medicare Advantage carriers in the years to come; our expectations regarding the annualized savings associated with our recent cost reduction actions; our expectation that we will remain in compliance with our debt covenants; our belief in our growth prospects once our P&C insurance carrier partners improve their profitability; and our financial outlook for the second quarter of 2023. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 27, 2023. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q1 2023